UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 29, 2011
(Date of Earliest Event Reported)

Shrink Nanotechnologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	333-138083 (Commission File Number)	20-2197964 (I.R.S. Employer Identification No.)

4100 Calit2 Bldg
Irvine, CA 92697-2800
 (Address of principal executive offices)

760-804-8844
 (Registrant's telephone number, including area code)

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

Acquisition of Nanopoint, Inc.

Effective as of March 29, 2011, Shrink Nanotechnologies, Inc. (the “Company”), entered into a Binding Letter of Intent (the “Nanopoint LOI”) with Nanopoint, Inc. a Delaware corporation with principal offices in Hawaii (“Nanopoint”), calling for the acquisition of 100% of the equity ownership of Nanopoint in exchange for up to 60,000,000 shares of the Company’s common stock to be paid if certain sales milestones are met.  In addition, the acquisition is dependent on completion of successful due diligence and contemplates a financing completion of not less than $500,000 and up to 1,000,000.

Consideration to be Paid; Performance Milestones

The Nanopoint LOI provides for consideration to be paid by the Company to Nanopoint’s former shareholders of up to 60,000,000 shares, of which:

•	20,000,000 shares are paid at closing (and subject to leak out restrictions) (“First Payment”),

•
Up to an additional 20,000,000 shares (“Second Payment”) shall be payable if and as Nanopoint achieves sales, with sufficient margins to cover operating expenses, of $1,000,000 by June 30, 2012 (the “Second Payment Determination Date”),

•
Up to 20,000,000 shares (“Third Payment”) shall be paid if and as Nanopoint attains GAAP EBITDA of $1,000,000 or greater for the fiscal year ended December 31, 2013 (“Third Payment Determination Date”), and

The Second Payment and Third Payment shall each be deemed earned and issued within 60 days after their respective payment determination dates and, may be paid on a pro-rata basis to the extent that revenues of less than $1,000,000 are attained for each period, provided that positive revenues after expenses and positive EBITDA are attained during each respective period.  To the extent that shares of the Company’s Common Stock are not issued under the Second Payment or Third Payment, such shares will not be issued.

Resale Restrictions

The Nanopoint LOI also provides for restrictions on the resale such that:

•	Any shares issued as part of the First Payment may not be sold until the Second Payment Determination Date,

•	Any shares issued as part of the Second Payment may not be sold until the Third Payment Determination Date, and

•	No contractual re-sale restriction is placed on shares issued as part of the Third Payment.

In addition, after the lock-up period, no greater than 25% of shares of the Company’s common stock held by the former Nanopoint stockholders, in the aggregate, may be sold during any six month period following a payment determination date.

Closing Conditions

The Nanopoint LOI provides that due diligence shall be exchanged by April 10, 2011, and completed on or before April 20, 2011 at which time, if the parties are satisfied, the agreement shall become binding subject only to definitive transaction documents.  In addition, at the time of closing, Nanopoint may not have short term payables in excess of $50,000 or long term debt in excess of $100,000.

The Nanopoint LOI also contemplates that, prior to closing, a minimum of $500,000 and up to $1,000,000 of new capital shall be raised by or for the benefit of Nanopoint, which funds shall be dedicated to operating the Nanopoint business, and related operations of the Company.  This financing contingency may only be waived by mutual consent of the parties, and is cause for termination of the transaction at any time after the due diligence completion date.

Director Appointee; Management

The Nanopoint LOI provides, among other things, that certain key members of Nanopoint’s management shall enter into new employment agreements with the Company and Nanopoint, effective post closing and that Nanopoint’s primary operations may continue to be managed from Hawaii.  Finally, Nanopoint shareholders also shall have the right to appoint one member of the Board of the Company until the Third Payment Determination Date.

No assurance can be made that the parties will complete satisfactory due diligence, or complete a transaction or satisfy any of the other conditions to closing.  In addition, no assurance can be made that if the transaction is completed, that the parties will be successful in completing their business plan with respect to Nanopoint operations.

The foregoing is a summary only of the Nanopoint LOI, a copy of this agreement is filed as an exhibit to this Report.

Item  7.01.                      Regulation FD Disclosure.

Press Releases

On April 12, 2011, the Company issued a press release relating to the acquisition of Nanopoint, Inc.  A copy of this press release is furnished as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

The following shall be deemed filed or furnished with this Report.

10.1	Letter of Intent, dated as of March 29, 2011, between Shrink Nanotechnologies, Inc. and Nanopoint, Inc.

99.1	Press Release, dated as of April 12, 2011 relating to acquisition of Nanopoint, Inc. by Shrink Nanotechnologies, Inc. (Deemed furnished)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

SHRINK NANOTECHNOLOGIES, INC.

Date: April 12, 2011                                                                              By:  /s/ Mark L. Baum, Esq.
Name:           Mark L. Baum, Esq.
Title:           Chief Executive Officer